Exhibit 10.8
ADC Telecommunications, Inc.
Management Incentive Plan Document
Fiscal Year 2011
MANAGEMENT INCENTIVE PLAN DOCUMENT
Fiscal Year 2011
Plan Name and Effective Date
The name of this Plan is the ADC Telecommunications, Inc. (together with its direct and indirect majority owned subsidiaries, the “Company”) Management Incentive Plan (the “Plan”). The Plan is effective from October 1, 2010 through September 30, 2011, which is the bonus period under the Plan. The terms set forth herein are in all applicable cases subordinate and subject to the terms contained in the ADC Telecommunications, Inc. Executive Change in Control Severance Pay Plan (2007 Restatement) and the ADC Telecommunications, Inc. Change in Control Severance Pay Plan (2007 Restatement) (collectively, the “Change in Control Severance Pay Plans”).
Purpose
The purpose of the Plan is to provide, with full regard to the protection of shareholder’s investments, a direct financial incentive for eligible managers to make a significant contribution to the Company’s established annual goals.
Eligibility
Eligibility for fiscal year 2011 is limited to full or part-time regular employees in the U.S. and in such other countries where the Company (or its successor organization) has specifically notified employees in writing of eligibility for participation in the Plan. Eligibility for participation in this Plan is limited to such employees who hold executive officer and certain management positions as designated by the Company’s Compensation Committee of the Board of Directors. The CEO does not participate in the Plan. In order to be eligible, an employee cannot participate in any other Company cash-based incentive plan, except as approved by the Compensation Committee of the Board of Directors, and must be employed in an eligible position either on or before August 1, 2011.
The Plan is intended to encourage and reward both excellence of performance and employee retention. Accordingly, a participant must be an employee of the Company (or its successor organization) on the day of payment of incentive, in addition to satisfying all other eligibility requirements as outlined in the Plan, to be eligible to receive an incentive award except as defined in the Effect of Change in Employment Status section below.

Timing of Payment
Payments under this Plan shall be paid as soon as administratively feasible, but in no case later than 75 days following the close of the Company’s fiscal year, unless payment becomes due at an earlier date pursuant to an applicable Change in Control Severance Pay Plan. All payments are subject to appropriate withholdings.
Plan Metrics
The Plan reinforces the key goals that support the Company’s strategic plans. The key factors in the Company’s fiscal year 2011 corporate success are Pro Forma Operating Income and Net Sales (each such factor, a “Plan Metric”). For each Plan Metric, the Company has established quarterly thresholds, targets and maximums. These quarterly goals are cumulative (i.e. the 2nd, 3rd and 4th quarter goals include all results from the beginning of the fiscal year through the end of the applicable quarter) and indicate for each Plan Metric the level of financial business performance required to achieve threshold, target and maximum payouts. Accounting methodology changes and extraordinary events such as acquisitions, divestitures, etc. may dictate corresponding goal modifications during the Plan year. The following is a description of each Plan Metric:

Plan Metric	Definition
Pro Forma Operating Income	The Company’s consolidated Net Sales less all relevant expenses incurred to produce the products or deliver services. Expenses include direct material and labor costs as well as regional and Business Unit costs, including engineering, sales & marketing expenses, and corporate overhead costs. Pro Forma Operating Income does not include interest income, interest expense, income tax or other non-operating income. It also excludes restructuring and other one-time expenses that are not reflective of the ongoing business.

Net Sales	The amount the Company can recognize in accordance with Generally Accepted Accounting Principles (GAAP) for goods shipped or services provided to third-party customers, net of returns received and discounts.
NOTE: Net Sales and Pro-Forma Operating Income are measured on Plan foreign exchange rates using the established Annual Operating Plan.
Award Payment Threshold
Except as set forth in the Effect of Tyco Electronics Tender Offer section below, no award payment will be provided under this Plan unless the Company achieves the Plan Metric threshold level of business performance for 4th Quarter Pro Forma Operating Income (the “Award Payment Threshold”).

Calculation of Payment
Except as set forth in the Effect of Tyco Electronics Tender Offer section below, prior to making any payment under this Plan, the Compensation Committee of the Board of Directors must determine the business performance level for each Plan Metric that has been achieved. The Compensation Committee of the Board of Directors has complete authority and discretion to determine (a) the business performance level of each Plan Metric that has been achieved, as well as (b) whether the Award Payment Threshold has been achieved. The size of any incentive award payment will be based on three factors:
1.	Target Incentive Opportunity — Determined on the basis of the salary grade associated with a participant’s job and country of work. It is expressed as a percentage of a participant’s Eligible Earnings Paid.

2.	Eligible Earnings Paid — This is the amount paid to the participant during the relevant time period in Base Salary and does not include perquisites, commissions, discretionary bonuses, proceeds from equity awards, severance, etc.

3.	Business Performance achieved for both Plan Metrics. Each Plan Metric has been assigned levels of business performance that represent 0%, 100% and 200% of targeted business performance. The assigned business performance level representing 100% equals the targeted business performance level. With respect to each Plan Metric, the actual business performance results achieved are interpolated within these levels to determine the business performance of the Plan Metric expressed as a percentage of the targeted business performance (i.e. the calculation the business performance achievement of each Plan Metric is expressed as a percentage of 0% to 200%). The percentage assigned to each Plan Metric is weighted such that the business performance achievement of the Pro Forma Operating Income Plan Metric is multiplied by .75 and the business performance achievement of the Net Sales Plan Metric is multiplied by .25. These two products are then added together to arrive at the combined business performance level of both Plan Metrics. The maximum achievement of each Plan Metric and, therefore, both Plan Metrics combined is 200%.
The maximum total award payment any individual may receive is 200% of his or her Target Incentive Opportunity. Exhibit A provides the formula for calculating award payments and examples of hypothetical award payment calculations.
Effect of Change in Employment Status
Termination of Employment. If employment with the Company is terminated for any reason other than death, disability, or as a result of a reduction in force implemented by the Company or its affiliates, and if the Employment Termination Date occurs prior to the date the payout is made, a participant will not receive an award under the Plan. For purposes of this Plan, the “Employment Termination Date” is the date that the participant ceases to be an employee of the Company or one of its affiliates (as determined by the Company). In the case of termination of employment by the Company, the Employment Termination Date shall be determined without regard to whether such termination is with or without cause or with or without reasonable notice. For the purposes of this Plan, if employment with the Company is involuntarily terminated as a result of the participant’s death or disability, or as a result of a reduction in force implemented by the Company or its affiliates, the participant will be entitled to receive a prorated payment based on the number of days worked by the participant with the Company during the 2011 fiscal year. To be eligible, the participant must have been employed by the Company for at least three full calendar months during fiscal year 2011 (October 1, 2010 through September 30, 2011) and involuntarily terminated as described above. In such cases, the prorated payment will be subject to the achievement of the applicable business performance criteria for the Plan year. Such prorated payment will be payable following the end of the fiscal year in accordance with the Company’s incentive plan payment practices.
Transfer, Promotion or Demotion to another position with a different ADC (or its successor organization) incentive plan, target incentive opportunity or business goals.
A participant who transfers, is promoted or demoted to another position with a different plan, target incentive opportunity or business goals will receive a prorated calculation of payment based upon the amount of eligible earnings paid under each position. For example, a participant promoted from a Grade 20 (40% on-plan incentive) to a Grade 22 (50% on-plan incentive) on June 10th would receive payment under the Grade 20 incentive target for eligible earnings during the period of October 1 — June 9 and payment under the Grade 22 incentive target for eligible earnings during June 10 — September 30.
Effect of Tyco Electronics Tender Offer
Notwithstanding any other provisions of this Plan, if the proposed tender offer (the “TE Offer”) by Tyco Electronics Minnesota, Inc. (or its nominee, “TE”) is completed during the Company’s 2011 fiscal year, payments under this Plan for the time period prior to completion of the TE Offer will be made to participants as follows:
     First Quarter Completion of TE Offer
If the TE Offer is completed during the first quarter of fiscal year 2011, each participant will receive a payment at his or her Target Incentive Opportunity for the first quarter based upon eligible earnings paid to such participant during the first fiscal quarter.
     Second, Third or Fourth Quarter Completion of TE Offer
If the TE Offer is completed during the second, third of fourth quarter of fiscal year 2011, ADC business performance relative to each Plan Metric for the period prior to completion of the TE Offer will be determined based on a weighted average of (a) the cumulative business performance achieved through the last completed fiscal quarter prior to the completion of the TE Offer, and (b) targeted business performance level for the quarter in which the TE Offer is completed. The weighting will be based on the number of business days within the completed quarters and the number of business days in the uncompleted quarter.
All payments under this Plan pertaining to the time period prior to the completion of the TE Offer shall be (a) calculated immediately following the completion of the TE Offer, and then (b) paid at the end of the fiscal year consistent with the Timing of Payment section; provided, however, payment shall be paid earlier if, and to the extent, required under the terms of this Plan.

Participants in Change in Control Severance Plans Who Become Entitled to Severance Payments Thereunder
Notwithstanding any of the foregoing of this Effect of Tyco Electronics Tender Offer section, participants in either of the Change in Control Severance Pay Plans who become entitled to severance payments thereunder shall be entitled to receive an incentive payout following their employment termination pursuant to Section 4.2 of the applicable Change in Control Severance Pay Plan. Further, such participants may also receive an additional incentive payout at the completion of the 2011 fiscal year pursuant to Section 4.3 of the applicable Change in Control Severance Pay Plan. Incentive payouts made pursuant to Section 4 of the applicable Change in Control Severance Pay Plans are paid in lieu of any payouts that otherwise might become due under this Plan.
Right to Modify
Subject to provisions of the Merger Agreement that restrict modification or adjustment of the Plan following the completion of the TE Offer, the Company reserves the right to modify or adjust the Plan at any time in its sole discretion. The Merger Agreement stipulates that following the completion of the TE Offer the performance criteria (i.e. the Plan Metrics and target performance levels), but not the aggregate or per employee amount of the annualized target incentive, may be modified by TE prospectively on a pro rated basis for the remainder of the fiscal year upon completion of the TE Offer or the subsequent merger contemplated by the Merger Agreement to align the strategic objectives of the combined businesses. Subject to the foregoing limitations, TE might also elect to transfer participants to another cash incentive plan following the completion of the TE Offer. The participant explicitly agrees with these modification and transfer rights, such modification and transfer rights being subordinate and subject to the terms contained in the Change in Control Severance Pay Plans.
If the Plan Metrics are modified pursuant to this section, then, subject to the other terms of this Plan, the business performance results prior to the completion of the TE Offer would be measured according to the initially established Plan Metrics and business results after the completion of the TE Offer would be measured according to the modified criteria. The two sets of business performance results would result in separate calculations of payments owing under the Plan and these separate calculations shall be added together to arrive at a total payment owing to the Plan participant.
Administration
The Plan is authorized by the Compensation Committee of the Company’s Board of Directors, which will administer the Plan unless the Company’s Board of Directors determines otherwise. The Compensation Committee of the Board of Directors is authorized under its charter to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, approve, administer, withdraw and make any exceptions to the terms of the Plan.
Governing Law
The Plan is made and shall be construed in accordance with the laws of the State of Minnesota, U.S.A. without regard to conflicts of law principles thereof, or those of any other state of the U.S.A. or of any other country, province or city.
Severability
If any provision of this Plan is held invalid, illegal or unenforceable by a court or tribunal of a competent jurisdiction, this Plan shall be deemed severable and such invalidity, illegality or unenforceability shall not affect any other provision of this Plan which shall be enforced in accordance with the intent of this Plan.
Assignment
The Company shall have the right to assign this Plan to its successors and assigns and this Plan shall inure to the benefit of and be enforceable by said successors and assigns. Participant may not assign this Plan or any rights hereunder.
Entire Understanding
This Plan constitutes the entire understanding between the parties regarding the payment of incentive compensation under this Plan, and it supersedes any and all prior agreements or understandings, whether oral or written, express or implied, on such subject matter.
No Acquired Rights or Entitlements/Plan Amendment or Termination
The Plan shall not entitle participants to any future compensation. The Plan is not an element of the employees’ base salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. The Company has no obligation to offer incentive plans to participants in the future, and the plan shall be effective only for the time period specified in the plan and shall not be deemed to renew year over year. The participant understands and accepts that the incentive payments made under the Plan are entirely at the sole discretion of the Company. Specifically, the Company assumes no obligation to the participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept.

Exhibit A
Examples of FY11 Management Incentive Plan Calculations
The formula used to calculate payment owed is:
Business Performance of Plan Metrics x Eligible Earnings x Target Incentive Opportunity
“Business Performance of Plan Metrics” is calculated using the following formula:
(Business Performance of Pro-Forma Operating Income Plan Metric x .75) + (Business Performance of Net Sales x .25)
Assumptions for Examples:

Annual Salary:	$250,000
Incentive Target Opportunity:	50%
      Payment Threshold via Q4 Pro Forma Operating Income Plan Metric is Achieved
Illustrative Q1 Close Example – December 8, 2010 Assumed Closing
Business Performance of Plan Metrics: 100% (At target performance (100%) by terms of Plan)
Eligible earnings paid during Q1: $38,461.54
Target Incentive Opportunity: 50%
Calculated Payout: $19,230.77
100 x 38,461.54 x .50 = 19,230.77
Illustrative Q2 Close Example – January 31, 2011 Assumed Closing
Business Performance of Pro-Forma Operating Income Plan Metric Q1: 110%
Business Performance of Net Sales Plan Metric Q1: 85%
Business Performance of both Plan Metrics Q1: 103.75% (i.e. (1.1 x .75) + (.85 x .25))
Business Performance for Q2: 100% (At target performance by terms of the Plan)
Eligible earnings paid through Q2: $86,538.46
Weighted Average Business Performance Calculation:

		Number of	Business Performance X
	Business	Business	Number of Business
	Performance	Days	Days
Q1	103.75%	66	68.475
Q2	100%	21	21.0
Total	NA	87	89.475
Weighted	102.84%
Average	(89.475 / 87)
     Calculated Payout: $44,498.07
Business Performance X Eligible Earnings X Target Incentive Opportunity

     (102.84%      X     $86,538.46     X       50%)
Illustrative Full Year Example – September 30, 2011
Business Performance of Pro Forma Operating Income Plan Metric: 90%
Business Performance of Net Sales Plan Metric: 110%
Business Performance of both Plan Metrics: 95% (i.e. (.9 x .75) + (1.1 x .25))

Eligible earnings:	$250,000.00

Calculated Payout:	$118,750.00 Business Performance X Eligible Earnings X Target Incentive Percent)
(95.0%       X     $250.000.00     X       50%)